Exhibit 21.1

PIONEER POWER SOLUTIONS, INC.

Subsidiaries (All 100% Owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation

Jefferson Electric, Inc.	Delaware
Nexus Custom Magnetics, LLC	Texas
Nexus Magneticos de Mexico, S. de R.L. de C.V.	Mexico
JE Mexican Holdings, Inc.	Delaware
Jefferson Electric Mexico Holdings, LLC	Wisconsin
Pioneer Critical Power Inc.	Delaware
Pioneer Electrogroup Canada Inc.	Canada
Bemag Transformer Inc.	Canada
Pioneer Transformers Ltd.	Canada
Pioneer Wind Energy Systems Inc.	Canada